Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 24, 2008, with respect to the financial statements of ZIM Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Raymond Chabot Grant Thornton LLP

Raymond Chabot Grant Thornton LLP

Ottawa, Canada
July 11, 2008